Exhibit 15

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

August 6, 2014

The Board of Directors
PrivateBancorp, Inc.

We are aware of the incorporation by reference in the following Registration Statements of PrivateBancorp, Inc. (the "Company") of our report dated August 6, 2014 relating to the unaudited consolidated financial statements of the Company that are included in its Form 10-Q for the three- and six-month periods ended June 30, 2014:

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Registration Statement (Form S-8 No. 333-174840) pertaining to the PrivateBancorp, Inc. 2011 Incentive Compensation Plan, PrivateBancorp, Inc. 2007 Long-Term Incentive Compensation Plan, PrivateBancorp, Inc. Strategic Long-Term Incentive Compensation Plan, PrivateBancorp, Inc. Incentive Compensation Plan, PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan and PrivateBancorp, Inc. Deferred Compensation Plan,

•	Registration Statement (Form S-8 No. 333-166070) pertaining to the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan,

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Registration Statement (Form S-3 No. 333-174842) relating to the registration of debt securities, preferred stock, common stock, warrants, depository shares, purchase contracts, and units, and the related Prospectus and Prospectus Supplements, and

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Registration Statement (Form S-3 No. 333-184372) relating to the registration of debt securities, preferred stock, common stock, warrants, depository shares, purchase contracts, and units, and the related Prospectus and Prospectus Supplements.

/s/ Ernst & Young
ERNST & YOUNG LLP

Chicago, Illinois